AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 13, 1997
                                                    REGISTRATION NO. 333-_______
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------
                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------

                           ORION NETWORK SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

               DELAWARE                                    52-2008654
   (State or other jurisdiction of                       (I.R.S. Employer
    incorporation or organization)                     Identification Number)

                             2440 RESEARCH BOULEVARD
                                    SUITE 400
                            ROCKVILLE, MARYLAND 20850
                                 (301) 258-8101
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                              --------------------

                              RICHARD H. SHAY, ESQ.
                           ORION NETWORK SYSTEMS, INC.
                             2440 RESEARCH BOULEVARD
                                    SUITE 400
                            ROCKVILLE, MARYLAND 20850
                                 (301) 258-8101
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                              --------------------
                                   COPY TO:

                             STEVEN M. KAUFMAN, ESQ.
                             HOGAN & HARTSON L.L.P.
                           555 THIRTEENTH STREET, N.W.
                             WASHINGTON, D.C. 20004
                                 (202) 637-5600
                              --------------------

           APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

           If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
                              --------------------
           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
                              --------------------
           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.
|_|
                              --------------------
           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. |_|
                              --------------------
           If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                           CALCULATION OF REGISTRATION FEE
===============================================================================================================
                                               Proposed maximum        Proposed maximum
  Title of each class of       Amount to be   offering price per      aggregate offering     Amount of
rsecurities to be registered     registered          (1) (2)                  (1)         registration fee (1)
---------------------------------------------------------------------------------------------------------------
Common Stock, par value
 $.01 per share                  5,052,202          $16.8125            $84,940,146.12         $25,740
===============================================================================================================

(1) Estimated pursuant to Rule 457(c) solely for purposes of calculating the amount of the registration fee, based on the average of the high and low prices of the Common Stock, as reported on the Nasdaq National Market on November 11, 1997.

(2) Pursuant to Rule 416, there also are being registered an indeterminate number of shares of the Common Stock, which may become issuable pursuant to the antidilution provisions of the underlying convertible securities.

           THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

PROSPECTUS

                                5,052,202 SHARES

                           ORION NETWORK SYSTEMS, INC.

                                  COMMON STOCK

           This Prospectus relates to the offer and sale from time to time by certain holders (the "Selling Stockholders") of up to 5,052,202 shares (the "Offered Shares") of common stock, par value $.01 per share ("Common Stock"), of Orion Network Systems, Inc. ("Orion" or the "Company"). Certain of the Offered Shares (4,030,627 shares) are issuable to certain of the Selling Stockholders upon conversion of shares of the Company's Series C 6% Cumulative Redeemable Convertible Preferred Stock (the "Series C Preferred Stock") received by such Selling Stockholders in exchange for their limited partnership interests in the Company's subsidiary, International Private Satellite Partners, L.P. ("Orion Atlantic"), or as dividends on the Series C Preferred Stock (241,835 shares). Of the remaining 779,740 Offered Shares, (i) 65,455 shares were acquired by or are issuable to one of the Selling Stockholders in connection with the issuance by the Company of Common Stock on August 1, 1997 and proposed issuance on February 1, 1998, as interest payments on $10 million of the Company's convertible junior subordinated debentures (the "Debentures") and (ii) 714,285 shares are issuable to the same Selling Stockholder upon conversion of shares of the Debentures held by such Selling Stockholder. This Prospectus also relates to such indeterminate number of shares of the Common Stock which may become issuable to the Selling Stockholders pursuant to the antidilution provisions of the Series C Preferred Stock and Debentures. The registration of the Offered Shares does not necessarily mean that the Selling Stockholders will convert any of the Series C Preferred Stock or Debentures or offer or sell any of the Offered Shares. The Company is registering the Offered Shares as required under the terms of registration rights agreements between the Company and the Selling Stockholders. The Company will receive no part of the proceeds from sales of the Offered Shares. See "Selling Stockholders" and "Plan of Distribution."

       The Common Stock is traded on the Nasdaq National Market under the symbol "ONSI." On November 11, 1997, the last reported sale price of the Common Stock on the Nasdaq National Market was $16.875 per share.


           SEE "RISK FACTORS" BEGINNING ON PAGE 8 OF THIS PROSPECTUS FOR CERTAIN FACTORS RELATING TO AN INVESTMENT IN THE COMMON STOCK.


           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
                OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                   ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY IS
                                A CRIMINAL OFFENSE.

       The Selling Stockholders may from time to time offer and sell all or a portion of the Offered Shares in transactions on the Nasdaq National Market, in the over-the-counter market, on any other national securities exchange on which the Common Stock is listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then-current market price or at negotiated prices. The Offered Shares may be sold directly or through agents or broker-dealers acting as principal or agent, or in block trades or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. To the extent required, the names of any agents or broker-dealers and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in this Prospectus under the caption "Plan of Distribution" or an accompanying supplement to this Prospectus (a "Prospectus Supplement"). Each of the Selling Stockholders reserves the right to accept or reject, in whole or in part, any proposed purchase of the Offered Shares to be made directly or through agents. The Selling Stockholders and any agents or broker-dealers participating in the distribution of the Offered Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any profit on the sale of Offered Shares by the Selling Stockholders and any commissions received by any such agents or broker-dealers may be deemed to be underwriting commissions or discounts under the Securities Act.

                        -----------------------------------


                 The date of this Prospectus is November 13, 1997.

                                 TABLE OF CONTENTS

The Company............................................................... 3

Risk Factors.............................................................. 8

Use of Proceeds...........................................................17

Selling Stockholders......................................................17

Plan of Distribution......................................................19

Experts...................................................................20

Legal Matters.............................................................21

Available Information.....................................................21

Incorporation of Certain Documents By Reference...........................22

Forward-Looking Statements ...............................................23

                                    THE COMPANY

       Orion is a rapidly growing provider of satellite-based communications services, focused primarily on (i) private communications network services, (ii) Internet services and (iii) video distribution and other satellite transmission services. Orion provides multinational corporations with private communications networks designed to carry high speed data, fax, video teleconferencing, voice and other specialized services. The Orion satellite's ubiquitous coverage reaches all locations within its footprint, enabling the delivery of high speed data to customers in emerging markets and remote locations which lack the necessary infrastructure to support these services. The Company also offers high speed Internet access and transmission services to companies outside the United States seeking to avoid "last mile" terrestrial connections and to bypass congested regional Internet network routes. In addition, Orion provides satellite capacity for video distribution, satellite news gathering and other satellite services primarily to broadcasters, news organizations and telecommunications service providers. The Company provides its services directly to customer premises using very small aperture terminals ("VSATs").

       The Company commenced operations of Orion 1, a high power Ku-band satellite, in January 1995. As of September 30, 1997, Orion serviced 282 customers through 635 sites in service. As of September 30, 1997, Orion's contract backlog was $254.1 million (including $89 million for one pre-launch customer on Orion 3). Substantially all of Orion's current contracts with customers are denominated in U.S. dollars. For the nine months ended September 30, 1997, the Company generated revenues of $54.5 million and had a loss from operations, net loss, net cash used in operating activities and EBITDA (as defined below) of $30.5 million, $78.2 million, $17.8 million and $5.3 million, respectively. For the year ended December 31, 1996, the Company generated revenues of $41.8 million and had a loss from operations, net loss, net cash used in operating activities and EBITDA of $36.4 million, $27.2 million, $21.8 million and $0.6 million, respectively. "EBITDA" represents earnings before minority interests, interest income, interest expense, other expense (income), income taxes, depreciation and amortization. EBITDA is commonly used in the communications industry to analyze companies on the basis of operating performance, leverage and liquidity. EBITDA is not intended to represent cash flows from operating, investing or financing activities as determined in accordance with GAAP. EBITDA is not a measurement under GAAP and may not be comparable to other similarly titled measures of other companies.

       The Company believes that demand for satellite-based communications services will continue to grow due to (i) the expansion of businesses beyond the limits of wide bandwidth terrestrial infrastructure, (ii) accelerating demand for high speed data services, (iii) growing demand for Internet and intranet services, especially outside the United States, (iv) increased size and scope of television programming distribution, (v) worldwide deregulation of telecommunications markets and (vi) continuing technological advancements. Satellites are able to provide reliable, high bandwidth services anywhere in their coverage areas, and the Company believes that it is well positioned to satisfy market demand for these services.

       The Company launched Orion 1, a high power satellite with 34 Ku-band transponders, in November 1994. Orion 1 provides coverage of 34 European countries, much of the United States and parts of Canada, Mexico and North Africa. Through arrangements with local ground operators, Orion currently has the ability to deliver network services to and among points in 27 European countries, portions of the United States and a limited number of Latin American countries.

       In July 1996, the Company signed a contract with Matra Marconi Space UK Limited ("Matra Marconi Space"), which was amended and restated in January 1997, for the construction and launch of Orion 2, its second satellite, and in February 1997 commenced construction of that satellite. Orion 2, which will be a high power satellite with 30 Ku-band transponders, will expand the Company's European coverage and extend coverage to portions of the Commonwealth of Independent States, Latin America and the Middle East. Orion 2 will increase significantly the Company's pan-European capacity, currently the area of strongest demand for the Company's services. The Company recently commenced selling services in certain areas of Latin America. Orion 2 is scheduled to be launched in the second quarter of 1999.

       In January 1997, the Company entered into a satellite procurement contract with Hughes Space and Communications International, Inc. for the construction and launch of Orion 3, construction of which was commenced in December 1996. Orion 3, which will be a high power satellite with 33 Ku-band transponders and 10 C-Band transponders, will cover broad areas of the Asia Pacific region, including China, Japan, Korea, India, Southeast Asia, Australia, New Zealand, Eastern Russia and Hawaii. Orion 3's footprint will provide the Company with the ability to distribute programming from the United States via Hawaii to most of the Asia Pacific region. The Company has already taken a number of steps to establish an early market presence in Asia, and has entered into a $89 million lease for eight of Orion 3's transponders. Orion 3 is scheduled to be launched in the fourth quarter of 1998.

       In the aggregate, the footprints of Orion 1, Orion 2 and Orion 3 will cover over 85% of the world's population.

       The Company's principal executive offices are located at 2440 Research Boulevard, Rockville, Maryland 20850, and its telephone number is (301) 258-8101.

PENDING ACQUISITION OF THE COMPANY BY LORAL

       ON OCTOBER 7, 1997, ORION, LORAL SPACE & COMMUNICATIONS LTD. ("LORAL") AND LORAL SATELLITE CORPORATION, A WHOLLY OWNED SUBSIDIARY OF LORAL ("MERGER SUB"), ENTERED INTO AN AGREEMENT AND PLAN OF MERGER (THE "MERGER AGREEMENT"), PURSUANT TO WHICH MERGER SUB WILL MERGE WITH AND INTO THE COMPANY, WITH THE COMPANY BEING THE SURVIVING CORPORATION AND THEREBY BECOMING A WHOLLY OWNED SUBSIDIARY OF LORAL (THE "MERGER").

       THE MERGER AGREEMENT PROVIDES THAT (I) EACH SHARE OF COMMON STOCK, EXCLUDING TREASURY SHARES AND SHARES OWNED BY LORAL OR ITS SUBSIDIARIES, WILL BE CONVERTED INTO AND EXCHANGED FOR THE RIGHT TO RECEIVE THE NUMBER OF FULLY PAID AND NONASSESSABLE SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE, OF LORAL ("LORAL COMMON STOCK") EQUAL TO THE EXCHANGE RATIO (AS DESCRIBED BELOW), (II) EACH SHARE OF THE COMPANY'S SERIES A 8% CUMULATIVE REDEEMABLE CONVERTIBLE PREFERRED STOCK (THE "SERIES A PREFERRED STOCK"), SERIES B 8% CUMULATIVE
REDEEMABLE CONVERTIBLE PREFERRED STOCK (THE "SERIES B PREFERRED STOCK" AND TOGETHER WITH THE SERIES A PREFERRED STOCK, THE "SENIOR PREFERRED STOCK") AND SERIES C PREFERRED STOCK (THE SERIES C PREFERRED STOCK AND SENIOR PREFERRED STOCK ARE HEREINAFTER REFERRED TO AS THE "SENIOR PREFERRED STOCK") WILL BE CONVERTED INTO AND

EXCHANGED FOR THE RIGHT TO RECEIVE THE NUMBER OF FULLY PAID AND NONASSESSABLE SHARES OF LORAL COMMON STOCK EQUAL TO THE EXCHANGE RATIO MULTIPLIED BY THE NUMBER OF SHARES OF COMMON STOCK INTO WHICH SUCH SHARE OF PREFERRED STOCK WAS CONVERTIBLE IMMEDIATELY PRIOR TO THE EFFECTIVE TIME OF THE MERGER, (III) EACH OUTSTANDING STOCK OPTION TO PURCHASE SHARES OF COMMON STOCK WILL BE CONVERTED INTO AN OPTION TO ACQUIRE THE NUMBER OF SHARES OF LORAL COMMON STOCK EQUAL TO THE EXCHANGE RATIO MULTIPLIED BY THE NUMBER OF SHARES OF COMMON STOCK FOR WHICH SUCH OPTION WAS EXERCISABLE, AND (IV) EACH OUTSTANDING WARRANT TO PURCHASE SHARES OF COMMON STOCK WILL BE CONVERTED INTO A WARRANT TO ACQUIRE THE NUMBER OF SHARES OF COMMON STOCK EQUAL TO THE EXCHANGE RATIO MULTIPLIED BY THE NUMBER OF SHARES OF COMPANY COMMON STOCK FOR WHICH SUCH WARRANT WAS EXERCISABLE.

       PURSUANT TO THE TERMS OF THE MERGER AGREEMENT, THE EXCHANGE RATIO IS DETERMINED AS FOLLOWS:

       (i) IF THE AVERAGE OF THE VOLUME-WEIGHTED AVERAGE TRADING PRICES OF LORAL COMMON STOCK FOR THE TWENTY CONSECUTIVE TRADING DAYS ON WHICH TRADING OF LORAL COMMON STOCK OCCURS ENDING THE TENTH TRADING DAY IMMEDIATELY PRIOR TO THE CLOSING DATE FOR THE MERGER (THE "DETERMINATION PRICE") IS LESS THAN $24.458 BUT GREATER THAN $16.305, THE EXCHANGE RATIO IS THE QUOTIENT OBTAINED BY DIVIDING $17.50 BY THE DETERMINATION PRICE,

       (ii) IF THE DETERMINATION PRICE IS EQUAL TO OR GREATER THAN $24.458, THE EXCHANGE RATIO IS 0.71553 AND

       (iii) IF THE DETERMINATION PRICE IS EQUAL TO OR LESS THAN $16.305, THE EXCHANGE RATIO IS 1.07329.

       THE MERGER IS SUBJECT TO A NUMBER OF CONDITIONS, INCLUDING APPROVAL BY ORION'S STOCKHOLDERS, APPROVAL BY THE FEDERAL COMMUNICATIONS COMMISSION AND OTHER REGULATORY APPROVALS. ALTHOUGH NOT A CONDITION OF THE MERGER, ORION INTENDS TO SEEK AN INTERNAL REVENUE SERVICE RULING AS TO ELIGIBILITY FOR A TAX-FREE EXCHANGE.

       IN CONNECTION WITH THE MERGER AGREEMENT, CERTAIN PRINCIPAL STOCKHOLDERS OF ORION AND MEMBERS OF ORION'S MANAGEMENT HAVE AGREED TO VOTE IN FAVOR OF THE MERGER AND HAVE GRANTED TO THE LORAL THE RIGHT TO PURCHASE THEIR SECURITIES IN ORION FOR A PRICE EQUAL TO THE MERGER CONSIDERATION UNDER CERTAIN CIRCUMSTANCES. THE COMPANY EXPECTS THE MERGER TO BE CONSUMMATED BY THE FIRST QUARTER OF 1998.

       THE FOREGOING DESCRIPTIONS OF THE MERGER AGREEMENT AND PRINCIPAL STOCKHOLDER AGREEMENT WITH LORAL DO NOT PURPORT TO BE COMPLETE. THE MERGER AGREEMENT AND PRINCIPAL STOCKHOLDER AGREEMENT HAVE BEEN FILED AS EXHIBITS 2.1 AND 2.2, RESPECTIVELY, TO COMPANY'S CURRENT REPORT ON FORM 8-K DATED OCTOBER 9, 1997, AND ARE INCORPORATED HEREIN BY REFERENCE.

OTHER RECENT DEVELOPMENTS

PRE-CONSTRUCTION LEASE ON ORION 3

       Orion  has  entered  into  a  contract   with  DACOM   Corp.,   a  Korean
communications company ("DACOM"), under which DACOM will, subject to certain conditions, lease eight dedicated transponders on Orion 3 for 13 years, in return for approximately $89 million, payable over a period from December 1996 through seven months following the lease commencement date for the transponders (which is scheduled to occur by January 1999). Payments are subject to refund unless Orion 3 commences commercial operation by June 30, 1999.

ACQUISITION OF TELPORT EUROPE GMBH

       On March 26, 1997, Orion acquired Teleport Europe GmbH (whose name was subsequently changed to Orion Network Systems-Europe GmbH) ("Orion Europe"), a German communications company specializing in private satellite networks for voice and data services. Orion purchased the shares of Orion Europe held by two German companies, Vebacom GmbH and RWE Telliance AG, now known as o.tel.o., for $8.9 million. Orion Europe's 1996 revenues were approximately $14 million. The acquisition expanded Orion's customer base by approximately 55 customers, including some of Germany's leading multinational corporations, and added over 200 network service sites (exclusive of broadcast service sites). In addition, Orion acquired Orion Europe's licenses and operating agreements to provide satellite network services in 40 countries, including 17 countries in which Orion previously did not provide service.

JANUARY 1997 TRANSACTIONS

       In January 1997, Orion consummated a series of transactions that are described briefly below, including the Exchange, the January Merger, the Bond Offering and the Debentures Offering (each as defined below), the acquisition of the remaining minority interest in a subsidiary and certain uses of proceeds of the offerings (collectively, the "January 1997 Transactions"), all as described more fully in Note 9 to the Consolidated Financial Statements incorporated herein by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and amendment thereto on Form 10-K/A dated June 25, 1997 (together, the "1996 Form 10-K").

       THE EXCHANGE. On January 31, 1997, the Company acquired all of the limited partnership interests which it did not already own in the Company's operating subsidiary, Orion Atlantic, that owns the Orion 1 satellite.
Specifically, pursuant to a Section 351 Exchange Agreement and Plan of Conversion (the "Exchange Agreement"), the Company acquired the Orion Atlantic limited partnership interests and other rights relating thereto held by British Aerospace Communications, Inc., COM DEV Satellite Communications Limited, Kingston, Communications International Limited, Lockheed Martin Commercial Launch Services, Inc., MCN Sat US, Inc., an affiliate of Matra Hachette, and Trans-Atlantic Satellite, Inc., an affiliate of Nissho Iwai Corp. (collectively, the "Exchanging Partners"). The Exchanging Partners exchanged (the "Exchange") their Orion Atlantic limited partnership interests for 123,172 shares of the Company's Series C Preferred Stock. In addition, the Company acquired certain rights held by certain of the Exchanging Partners to receive repayment of various advances (aggregating approximately $41.6 million at January 31, 1997). The 123,172 shares of Series C Preferred Stock issued in the Exchange are convertible into approximately 7 million shares of the Company's Common Stock. As a result of the Exchange, certain of the Exchanging Partners became principal stockholders of the Company.

       THE JANUARY MERGER. The Exchange was conducted on a tax-free basis by means of the January Merger (defined below) that was consummated on January 31, 1997. Pursuant to the Exchange Agreement, Orion Oldco Services, Inc., formerly known as Orion Network Systems, Inc. ("Old Orion"), formed the Company as a new Delaware corporation with a certificate of incorporation, bylaws and capital structure substantially identical in all material respects with those of Old Orion. Also pursuant to the Exchange Agreement, the Company formed a wholly owned subsidiary, Orion Merger Company, Inc. ("Orion Merger Subsidiary"). Pursuant to an Agreement and Plan of Merger, Orion Merger Subsidiary was merged with and into Old Orion, and Old Orion became a wholly owned subsidiary of the Company (the "January Merger"). On January 31, 1997, the effective time of the January Merger, all of the stockholders of Old Orion received stock in the Company with substantially identical rights to the Old Orion stock they held prior to the effective time of the January Merger. Following the January Merger, the Company changed its name from Orion Newco Services, Inc. to Orion Network Systems, Inc. and the Company's wholly owned subsidiary, Orion Network Systems, Inc., changed its name to Orion Oldco Services, Inc.

       BOND OFFERING AND DEBENTURES OFFERING. On January 31, 1997, the Company completed the $710 million Bond Offering composed of 445,000 Senior Note Units, each of which consists of one 11 1/4% Senior Note due 2007 (a "Senior Note") and one Senior Note Warrant to purchase 0.8463 shares of Common Stock, and 484,000 Senior Discount Note Units, each of which consists of one 12 1/2% Senior Discount Note due 2007 (a "Senior Discount Note," and together with the Senior Notes, the "Notes") and one Warrant to purchase 0.6628 shares of Common Stock. Interest on the Senior Notes is payable semi-annually in cash on January 15 and July 15 of each year, commencing July 15, 1997. The Senior Discount Notes do not pay cash interest prior to January 15, 2002. Thereafter, cash interest will be payable semi-annually on January 15 and July 15 of each year, commencing July 15, 2002.

       On January 31, 1997, the Company also completed the sale of $60 million of its Debentures to two investors, British Aerospace Holdings, Inc. ("British Aerospace") and Matra Marconi Space. British Aerospace purchased $50 million of the Debentures and Matra Marconi Space purchased $10 million of the Debentures (collectively, the "Debentures Offering").

       The Company used a portion of the net proceeds of the Bond Offering and Debentures Offering primarily to repay the Orion 1 credit facility and to pre-fund the first three years of interest payments on the Senior Notes. The Company plans to use the balance of such net proceeds primarily to build and launch Orion 2 and Orion 3.

                                   RISK FACTORS

       In addition to the other information contained in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Common Stock, which involves a high degree of risk. Statements contained in this Prospectus and in the documents incorporated herein by reference regarding Orion's expectations with respect to Orion 2 and Orion 3, related financings, future operations and other information, which can be identified by the use of forward-looking terminology, such as "may," "will," "expect," "anticipate," "estimate," or "continue" or the negative thereof or other variations thereon or comparable terminology, are forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. See "Forward-Looking Statements." The discussions set forth below constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from results referred to in the forward-looking statements. There can be no assurance that Orion's expectations regarding any of these matters will be fulfilled. The forward-looking statements are made as of the date of this Prospectus, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in such forward-looking statements.

ACQUISITION:  NO ASSURANCE THAT LORAL ACQUISITION WILL BE CONSUMMATED

       The consummation of the Merger is subject to a number of conditions, including approval of the Merger Agreement by the Company's stockholders, approval by the Federal Communications Commission, expiration of early termination of the waiting period under the Hart-Scott-Rodino Antitrust
Improvements Act of 1976, accuracy of representations and warranties and compliance with covenants set forth in the Merger Agreement. It is presently anticipated that each of the conditions to the Merger would have to be satisfied to consummate the Merger. There can be no assurance that Orion will obtain all necessary approvals and satisfy all other conditions to the Merger. See "The Company--Pending Acquisition of the Company by Loral."

LIMITED OPERATIONS; HISTORY OF LOSSES, EXPECTATION OF FUTURE LOSSES

       From its inception in 1982 through January 20, 1995, when Orion 1 commenced commercial operations, Orion was a development stage company. Accordingly, Orion has limited experience operating its business. Orion has experienced net losses in each fiscal year since its inception, including net losses of approximately $26.9 million and $27.2 million during 1995 and 1996, respectively. On a pro forma basis, giving effect to the January 1997 Transactions, the Company would have had a net loss of $145.7 million and $133.6 million for 1995 and 1996, respectively. The increase in net loss on a pro forma basis is associated with the depreciation on the step up in the basis of the Orion 1 satellite and the amortization of excess cost over fair value resulting from the acquisition of the Exchanging Partners' partnership interests in Orion Atlantic in the Exchange, the net increase to interest expense as a result of the January 1997 Transactions, and the elimination of minority interest as a result of the Exchange. See Note 9 to the Consolidated Financial Statements of the Company included in the Company's 1996 Form 10-K. Orion also had a net loss of $78.2 million during the nine months ended September 30, 1997. The implementation of Orion's business plan regarding Orion 2 and Orion 3 requires substantial capital for the construction, launch, insurance, financing and start-up costs of those satellites. A substantial portion of these costs has been financed with indebtedness, which will substantially increase interest costs. The Company's negative cash flow (after payments for capital expenditures and interest) has been substantial and net losses and negative cash flows (after payments for capital expenditures and interest) are expected to increase over the next few years.

CAPITAL INTENSIVE BUSINESS; NEED FOR ADDITIONAL CAPITAL

       Based upon its current expectations for growth, the Company anticipates it will have substantial funding requirements over the next three years to fund the costs of Orion 2 and Orion 3, the purchase of VSATs, other capital expenditures and other capital needs. The Company has pre-funded the first three years of interest payments on the Senior Notes out of the net proceeds of the Bond Offering.

       The in-orbit delivered costs of the Orion 2 and Orion 3 satellites are expected to aggregate approximately $540 million. In addition to the approximately $85 million incurred through the third quarter of 1997, Orion will need to make payments of approximately $17 million, $350 million and $50 million in the remainder of 1997, 1998 and 1999, respectively. These amounts include the Company's estimate regarding the cost of launch insurance based on discussions with potential insurers, although the Company has not received any commitment to provide insurance. The contracts for Orion 2 and Orion 3 provide firm fixed prices for the construction and launch of those satellites and provide for penalties in event of late delivery by the manufacturer; however, the Company's actual payments could be substantially higher due to any change orders for the satellites, insurance rates, delays and other factors.

       The Company anticipates that its existing cash balances and payments under the DACOM contract will be sufficient to meet substantially all of its capital requirements for the delivery in orbit of Orion 2 and Orion 3. In connection with the Bond Offering, the Company segregated $273 million of the net proceeds to make payments for additional satellites and certain related costs (or to pay interest and principal on the Notes). The Company can also apply to such uses a portion of its working capital of $109.2 million at September 30, 1997. However, there can be no assurance that cost increases for Orion 2 and/or Orion 3 due to change orders, insurance rates or construction delays, among other factors, may not increase the Company's capital requirements or that the Company's growth may not vary from its expectations, resulting in changes in its cash requirements or expected cash position.

       The balance of the Company's funding requirements are dependent upon its growth and cash flow from operations. The Company cannot predict whether its existing resources and cash flows will be adequate to cover its future cash needs. If existing resources and cash flows are not sufficient to cover the Company's future cash needs, the Company will need to raise additional financing. The Company does not have a revolving credit facility or other source of readily available capital. Sources of additional capital may include public or private debt, equity financings or strategic investments. To the extent that the Company seeks to raise additional debt financing, the Notes indentures limit the amount of such additional debt the Company may incur and prohibit the Company from using Orion 1, Orion 2 or Orion 3 as collateral for indebtedness for money borrowed. Moreover, the Company's ability to raise public equity financing may be limited by the registration rights it has granted to certain investors. See "-- Potential Adverse Effect of Shares Eligible for Future Sale." If the Company requires additional financing and is unable to obtain financing from outside sources in the amounts and at the times needed, there would be a material adverse effect on the Company and the value of the Common Stock.

       The foregoing estimates of capital needs do not include any amounts for other possible financing requirements. The Company may from time to time enter into joint ventures and make acquisitions of complementary businesses and is often engaged in discussions or negotiations with regard to such potential joint ventures and acquisitions. Such joint ventures or acquisitions would need to be financed, which would increase the Company's need for additional capital. In addition, Orion intends to replace Orion 1 at the end of its useful life
(expected to be in October 2005). Such replacement likely will require additional financing if the cash flow from Orion's operations is not sufficient to fund a replacement satellite.

SUBSTANTIAL LEVERAGE; SECURED INDEBTEDNESS

       As of September 30, 1997, Orion had approximately $790.6 million of long-term indebtedness, and was highly leveraged. The accretion of original issue discount on the Senior Discount Notes will substantially increase Orion's liabilities. The Company has deposited approximately $134 million in a pledged account to pre-fund the first six scheduled payments of interest on the Senior Notes. However, the Company will need to service the cash interest expense on a very substantial amount of indebtedness (including the Notes) with cash generated by its operations. For the nine months ended September 30, 1997, the Company had EBITDA of $5.3 million and interest expense of $62.3 million, respectively.

       The level of the Company's indebtedness could have important consequences to holders of Common Stock, including the following: (i) the ability of the Company to obtain any necessary financing in the future for capital expenditures, working capital, debt service requirements or other purposes may be limited; (ii) a substantial portion of the Company's cash flow from operations, if any, must be dedicated to the payment of principal of and interest on its indebtedness and other obligations and will not be available for use in the Company's business; (iii) the Company's level of indebtedness could limit its flexibility in planning for, or reacting to changes in, its business;
(iv) the Company will be more highly leveraged than some of its competitors, which may place it at a competitive disadvantage; and (v) the Company's high degree of indebtedness will make it more vulnerable to a default and the consequences thereof (such as bankruptcy workout) in the event of a downturn in its business.

RISKS OF SATELLITE LOSS OR REDUCED PERFORMANCE

       Satellite Loss or Reduced Performance. Satellites are subject to significant risks, including launch failure, damage that impairs commercial performance, failure to achieve correct orbital placement during launch, loss of fuel that reduces satellite life, and satellite in-orbit risks. Although Orion 1 has been successfully launched and is in commercial operation, and although Orion maintains satellite in-orbit insurance on Orion 1, any loss in orbit or reduced performance of Orion 1 would have a material adverse effect on Orion. In addition, no assurance can be given that the launch of Orion 2 or Orion 3 will be successful. Although various sources of data permit differing conclusions, Orion is aware of sources indicating that the historical loss rate for all commercial geosynchronous satellite launches may be as high as 15%. Launch risks vary based upon the launch vehicle used. The Delta III launcher to be used for Orion 3 is new and has no significant launch history. Even though the Delta III is based upon earlier Delta launch vehicles, the new technology used in Delta III could affect its launch success rate. A Delta II launch vehicle exploded on January 17, 1997.

       Orion may have to change launch vehicles and could be subject to delays and higher costs of launch insurance if, for example, one of its selected vehicles experiences a launch failure with respect to another satellite. In such event, delays in the launch of one of Orion's satellites could result from the manufacturer's need to investigate the reasons for the failure of the launch vehicle and address any design or manufacturing concerns that are identified. It is not possible to predict the duration of any such potential delays. With respect to the risk of launch failure of Orion's satellites, Orion has an option to purchase an additional satellite (which may be used as a replacement satellite) to be delivered in orbit, in the case of Orion 3, within 12, 15 or 19 months (at Orion's election) after it exercises the option, or, in the case of Orion 2, within 21 1/4 months after it exercises the option. Therefore, an unsuccessful launch of Orion 2 or Orion 3 would involve a delay in revenues for at least one year, and perhaps substantially longer. Any loss or delay of revenue from any of the Company's satellites would have a material adverse effect on the Company and the value of the Common Stock.

       In November 1995, one of Orion 1's components supporting nine transponders of dedicated capacity serving the European portion of the Orion 1
footprint   experienced  an  anomaly  that  resulted
in a temporary service interruption, lasting approximately two hours. Full service to all affected customers was restored using redundant equipment on the satellite. These transponders currently generate a majority of Orion's revenues. Orion believes, based on the data received to date by Orion from its own investigations and from the manufacturer, and based upon advice from Orion's independent engineering consultant, Telesat Canada, that because the redundant component is functioning fully in accordance with specifications and the performance record of similar components is strong, the anomalous behavior is unlikely to affect the expected performance of the satellite over its useful life. Furthermore, there has been no further effect on Orion's ability to provide services to customers. However, in the event that the currently operating component fails, Orion 1 would experience a significant loss of usable capacity. In such event, while Orion would be entitled to insurance proceeds of approximately $47 million and could lease replacement capacity and function as a reseller with respect to such capacity (at substantially reduced gross margins), the loss of capacity would have a material adverse effect on the Company and the value of the Common Stock.

       Limited Insurance for Satellite Launch and Operation. The in-orbit insurance of Orion 1 and the launch and in-orbit insurance for Orion 2 and Orion 3 will not protect the Company against business interruption, loss or delay of revenues and similar losses and may not fully reimburse the Company for its expenditures. In addition, such insurance includes or can be expected to include certain contract terms, exclusions, deductibles and material change conditions that are customary in the industry. Accordingly, an unsuccessful launch of Orion 2 or Orion 3 or any significant loss of performance with respect to any of its satellites would have a material adverse effect on Orion and the value of the Common Stock. Although Orion has obtained a commitment from insurance underwriters to provide launch insurance for the construction, launch and insurance costs of Orion 2 and Orion 3, Orion has not yet received insurance policies. There can be no assurance that the terms and exclusions in the actual insurance policies will be favorable to the Company.

       Limited Life of Satellites. While Orion 1 is expected to have an orbital life of approximately 10.7 years (through October 2005), and Orion 2 and Orion 3 are expected to have orbital lives of approximately 13 years and 15 years, respectively, there can be no assurance as to the actual longevity of the satellites. A number of factors will affect the useful life of each satellite, including the rate of fuel consumption in achieving correct orbital placement during launch, the quality of its construction and the durability of its component parts. There is a significant possibility that one or more transponders on a satellite may cease to function in accordance with specifications during its estimated useful life and there is no assurance that service could be restored through redundant transponders. In addition, while Orion plans to replace each satellite at the end of its useful life, there can be no assurance that the required financing and regulatory approvals to do so will be available.

LAUNCH OF ORION 2 AND ORION 3 SUBJECT TO SIGNIFICANT UNCERTAINTIES

       Cost Uncertainties. Based on the current designs of and current construction schedules for Orion 2 and Orion 3, the total costs of Orion 2 and Orion 3, including construction, launch, launch insurance, financing costs and start-up expenses, are presently estimated to be approximately $265 million and $275 million, respectively. These costs may increase as a result of changes that may occur during the construction of the satellites or if the cost of insurance exceeds the Company's expectations. There can be no assurance that the actual costs of these satellites will not be materially greater than these estimates. To the extent that actual costs are materially greater than expected, completion of Orion 2 and Orion 3 will likely require substantial additional financing. Failure to raise such financing would have a material adverse effect on Orion and the value of the Common Stock.

       Timing Uncertainties. Orion presently plans to launch Orion 2 in the second quarter of 1999 and plans to launch Orion 3 in the fourth quarter of 1998, based upon the construction and launch schedules set forth in the satellite contracts. To meet these schedules, Orion must receive certain regulatory approvals, finalize the satellite designs and take other necessary steps. Failure to meet the construction and launch schedules could increase the cost of Orion 2 or Orion 3, requiring additional financing. Although the Orion 2 satellite contract and the Orion 3 satellite contract are fixed-price contracts with firm schedules for construction, delivery and launch, there can be no assurance that increases in costs due to change orders or delay will not occur. There can be no assurance that the launch of Orion 2 or Orion 3 will take place as scheduled. Delays in launching satellites are quite common, and a significant delay in the delivery or launch of Orion 2 or Orion 3 would have a material adverse effect on Orion's marketing plan for such satellites, its ability to generate revenue and service its indebtedness and the value of the Common Stock.

       Risks of Proceeding With Construction Prior to Obtaining all Regulatory Approvals for Orion 2 and Orion 3. Orion has commenced construction of Orion 2 and Orion 3 prior to completion of the required consultation with the International Telecommunications Satellite Organization ("INTELSAT") and the European regional satellite facilities consortium ("EUTELSAT") (in the case of Orion 2), receipt of final authority from the U.S. Federal Communications
Commission (the "FCC") (in the case of Orion 2) and completion of the International Telecommunication Union ("ITU") coordination process. Failure to obtain one or more necessary approvals in a timely manner would likely have a material adverse effect on the Company. See "Approvals Needed; Regulation of Industry" below.

RISKS RELATING TO POTENTIAL LACK OF MARKET ACCEPTANCE AND DEMAND; GROUND OPERATIONS

       Orion's success will depend in part on the continued growth in demand for international private network services, which to date have not been a primary focus of satellite companies, and on Orion's ability to market such services effectively. Marketing will be critical to Orion's success. However, Orion has limited experience in marketing, having commenced full commercial operations only in 1995. Orion's marketing program until recently consisted of direct sales using a U.S.-based sales force, and indirect sales channels, including Exchanging Partner sales representatives, for sales in Europe. During 1996, certain of Orion's indirect sales channels in Europe did not meet expectations, and Orion has supplemented its sales in Europe by significantly increasing its direct sales capabilities in Europe, particularly with respect to sales of private network services, through expansion of its sales force and acquisitions such as the purchase of Orion Europe in March 1997. However, there can be no assurance that this effort will be successful. Sales of Orion's services generally involve a long-term, complex sales process, and new contract bookings will vary from quarter to quarter. In addition, as an early provider of international network services using VSATs, Orion is subject to the uncertainties associated with the development of new services, including uncertainties regarding customer interest in and acceptance of higher data speed communications, the need to develop and convince customers of the attractiveness of new applications, and customer acceptance of the ability of Orion (as a new market entrant) to provide service. In addition, Orion's operations will continue to depend significantly on Orion's ability to provide ground operations for private network services using ground operators throughout the footprint of Orion's satellites. In the event that its network of ground operators is not maintained and expanded or fails to perform as expected, Orion's ability to offer private network services will be impaired.

RISKS CONCERNING ABILITY TO MANAGE GROWTH

       The Company's future performance will depend, in part, upon its ability to manage its growth effectively, which will require it to continue to implement and improve its marketing, operating, financial and accounting systems and to expand, train and manage its employee base and manage its relationships with its local ground operators. For example, Orion is in the process of seeking to integrate a significant number of newly hired direct sales personnel. Furthermore, the Company may from time to time enter into joint ventures and acquire complementary businesses and is often engaged in discussions or negotiations with regard to such potential joint ventures and acquisitions. Such joint ventures and acquired businesses, such as Orion Europe, would need to be integrated with the Company, which would place an additional burden on the Company's internal systems and its ability to manage its employees and its relationships with its local ground operators. In addition, the Company's ability to attract new orders is subject to substantial variations from quarter to quarter. If the Company fails either to expand in accordance with its plans or to manage its growth effectively, there could be a material adverse effect on its business, growth, financial condition and results of operations and the value of the Common Stock.

POTENTIAL ADVERSE EFFECTS OF COMPETITION

       The international telecommunications industry is highly competitive. In providing international telecommunications services, Orion competes with established satellite and other transmission facilities providers, including INTELSAT, EUTELSAT, PanAmSat and consortia of major telephone carriers operating undersea fiber optic cables. In addition, Orion competes with certain established telephone carriers, such as AT&T, MCI, Sprint, British Telecom, Cable & Wireless, Deutsche Telekom, France Telecom and Kokusai Denshin Denwa, as well as resellers of satellite capacity, such as companies similar to Impsat, in providing private network communications services. Many of these competitors have significant competitive advantages, including long-standing customer relationships, close ties with regulatory authorities, control over connections to local telephone lines and the ability to subsidize competitive services with revenues from services they provide as a dominant or monopoly carrier, and are substantially larger than Orion and have financial resources, experience, marketing capabilities and name recognition that are substantially greater than those of Orion. The Company believes that competition in emerging markets, particularly with respect to private network services, will intensify as dominant and monopoly long distance providers adapt to a competitive environment and large carriers increase their presence in these markets. The Company also believes that competition in more developed markets will intensify as large carriers consolidate, enhance their international alliances and increase their focus on private network services. For example, the possible merger involving MCI. The ability of Orion to compete with these organizations will depend in part on Orion's ability to price its services at a significant discount to terrestrial service providers, its level of customer support and service, and the technical advantages of its systems.

       The services provided by the Company have been subject to decreasing prices over recent years and this pricing pressure is expected to continue (and may accelerate) for the foreseeable future. Orion will need to increase its volume of sales in order to compensate for such price reductions. Orion believes that customers will increase the data speeds in their communications networks to support new applications, and that such upgrading of customer networks will lead to increased revenues that will mitigate the effect of price reductions. However, there can be no assurance that this will occur. In addition, a large portion of satellite capacity globally is currently used for video distribution. As an increasing portion of satellite capacity is used for providing private network services, prices for these services may decline. Compressed digital video ("CDV"), which substantially increases transmission capacity per channel, is beginning to be used for video distribution. As CDV becomes more prevalent, the supply of effective video capacity could increase significantly, which could result in lower prices.

       The Company is aware of a substantial number of new satellites that are in construction or in the planning stages. Most of these satellites will cover areas within the footprint of Orion 1 and/or the proposed footprints of Orion 2 and Orion 3. As these new satellites (other than replacement satellites not significantly larger than the ones they replace) commence operations, they will substantially increase the capacity available for the provision of services that compete with the Company's services. After a satellite has been successfully delivered in orbit, the variable cost of transmitting additional data via the satellite is limited. Accordingly, absent a corresponding increase in demand, this new capacity can be expected to result in significant additional price reductions. Continued price reductions could have a material adverse effect on Orion and the value of the Common Stock.

APPROVALS NEEDED; REGULATION OF INDUSTRY

       Telecommunications Regulatory Policy. Orion is subject to the U.S. Communications Act of 1934, as amended (the "Communications Act"), and regulation by the FCC (and, to a limited extent, by the U.S. Department of Commerce) and by the national and local governments of other countries. The FCC regulates terms and conditions of communications services, including among other things changes in control or assignment of licenses. The business prospects of Orion could be adversely affected by the adoption of new laws, policies or regulations, or changes in the interpretation or application of existing laws, policies or regulations, that modify the present regulatory environment or conditions of the licenses granted by the FCC and the Republic of the Marshall Islands to Orion.

       Additional Regulatory Approvals Needed. The launch and operation of Orion 2 and Orion 3 will require a number of additional regulatory approvals, including the following: (i) approvals of the FCC (in the case of Orion 2); (ii) completion of successful consultations with INTELSAT and, in the case of Orion 2, with EUTELSAT; (iii) satellite "landing" rights in countries that are not INTELSAT signatories or that require additional approvals to provide satellite or VSAT services; and (iv) other regulatory approvals. Obtaining the necessary licenses and approvals involves significant time and expense, and receipt of such licenses and approvals cannot be assured. Although the FCC has conditionally authorized the construction, launch and operation of Orion 2 (subject to completion of an INTELSAT consultation and required showing of ability to finance the construction, launch and operation for one year of the satellite, which requirements generally must be satisfied for final FCC authorization of all FCC satellite licenses), and Orion will apply for certain other approvals for Orion 2 and Orion 3, the FCC authorization for Orion 2 has not become final (since Orion has not yet satisfied the conditions) and most of the other requisite approvals have not yet been obtained. Failure to obtain such approvals would have a material adverse effect on Orion and the value of the Common Stock. In addition, Orion is required to obtain approvals from numerous national and local authorities in the ordinary course of its business in connection with most arrangements for the provision of services. Within Orion 1's footprint, many of such approvals generally have not been difficult for Orion to obtain in a timely manner, but the failure to obtain particular approvals has delayed, and in the future may delay, the provision of services by Orion. The Orion 1 license from the FCC expires in January 2005. Although Orion has no reason to believe that its licenses will not be renewed (or new licenses obtained) at the expiration of the license term, there can be no assurance of renewal. In addition, Orion will need to comply with the national laws of each country in which it provides services. Laws with respect to satellite services are currently unclear in certain jurisdictions, particularly within the Orion 3 footprint. In certain of these jurisdictions, satellite services may only be provided via domestic satellites. The Company believes that certain of these restrictions may change and that it can structure its operations to comply with the remaining restrictions. However, there can be no assurance in this regard.

       ITU Coordination Process. An international treaty to which the United States and the Republic of the Marshall Islands (through which the Company has applied for the Orion 3 orbital slot) are parties requires ITU coordination of satellite orbital slots. Various non-U.S. governments or telecommunications authorities have commenced coordination procedures pursuant to ITU regulations for proposed satellites at orbital locations and in frequency bands that are in close proximity to those proposed for Orion 2 and Orion 3. Existing satellites and any proposed satellites that are launched prior to Orion 2 and Orion 3 will effectively have priority over Orion's satellites. Orion's proposed use for Orion 2 and Orion 3 conflicts to some extent with the use or proposed use of certain existing or proposed satellites. While Orion believes that it can successfully coordinate the use of the orbital locations and frequency bands proposed for Orion 2 and Orion 3, there can be no assurance that coordination will be achieved. The Company has commenced construction of Orion 2 and Orion 3 prior to completion of ITU coordination and there can be no assurance that ITU coordination will be completed. In the event that successful coordination cannot be achieved, Orion may have to modify the satellite design for Orion 2 or Orion 3 in order to minimize the extent of any potential interference with other proposed satellites using those orbital locations or frequency bands. Any such modifications could increase the cost or delay the launch of the satellites (if significant changes to the satellite are required) and may result in limitations on the use of one or more transponders on Orion 2 or Orion 3, which could affect the amount of revenue realized from such transponders. If interference occurs with satellites that are in close proximity to Orion 2 or Orion 3, or with satellites that are subsequently launched into locations in close proximity before completion of ITU coordination procedures, such interference would have an adverse effect on the proposed use of the satellites and on Orion's business and financial performance. Orion cannot predict the extent of any adverse effect on Orion from any such occurrences.

UNCERTAINTIES RELATING TO BACKLOG

       The Company's current backlog consists of a mix of large and small contracts for private communications networks and transmission capacity for video and other satellite transmission services with a variety of customers. Although many of the Company's customers, especially customers under large and long-term contracts, are large corporations with substantial financial resources, other contracts are with companies that may be subject to business or financial risks affecting their credit worthiness. If customers are unable or unwilling to make required payments, the Company may be required to reduce its backlog figures (which would result in a reduction in future revenues of the Company), and such reductions could be substantial. In 1996, the Company had to remove from its backlog significant contracts with customers. Orion presently anticipates that approximately $18 million of its $254.1 million in backlog (as of September 30, 1997) will be realized during the remainder of 1997. The Company's contracts commence and terminate on fixed dates. If the Company is delayed in commencing service or does not provide the required service under any particular contract, as it has occasionally done in the past, it may not be able to recognize all the revenue it initially includes in backlog under that contract. In addition, the current backlog contains some contracts for the useful life of Orion 1; if the useful life of Orion 1 is shorter than expected, some portion of backlog may not be realized unless services satisfactory to the customer can be provided over another satellite.

TECHNOLOGICAL CHANGES

       Although Orion believes that Orion 1 does employ, and Orion 2 and Orion 3 will employ, advanced technologies, the telecommunications industry continues to experience substantial technological changes. The Company believes that there are numerous telecommunications companies that are seeking ways to improve the data transmission capacity of the existing terrestrial infrastructure. Any significant improvement of such capacity, particularly with respect to copper wire, would have a material adverse effect on Orion. There can be no assurance that other changes will not adversely affect the prospects or proposed operations or expenses of Orion.

RISKS OF CONDUCTING INTERNATIONAL BUSINESS

       The Company's international service contracts are generally denominated in U.S. dollars and those of its Orion Europe subsidiary are generally denominated in Deutsche Marks. It is possible that the portion of contracts denominated in non-U.S. currencies will increase over time. The vast majority of the Company's costs (including interest and principal of the Notes, other indebtedness and the costs for VSATs, Orion 2 and Orion 3) are denominated in U.S. dollars. Accordingly, an increase in the value of the U.S. dollar relative to other currencies could have an adverse effect on the Company and the value of the Common Stock. International operations are also subject to certain risks, such as changes in domestic and foreign government regulations and telecommunication standards, licensing requirements, tariffs or taxes and other trade barriers and political and economic instability.

DEPENDENCE OF ORION ON KEY PERSONNEL

       Orion's business is dependent on its executive and other officers and other key personnel. Orion presently does not have employment contracts with, or key man life insurance covering, such key officers or other personnel. The loss of key officers or personnel could have an adverse effect on Orion.

CONTROL OF ORION BY PRINCIPAL STOCKHOLDERS

       Executive officers, directors and their affiliates own beneficially approximately 8.0 million shares or approximately 43% of Orion's outstanding voting stock (12 million shares or approximately 46% of the voting stock outstanding on a fully diluted basis). As a result of their stock ownership and, in the case of stockholders with representation on the Board of Directors, the incumbency of directors affiliated with them, such stockholders are and will continue to be in a position to elect the Board of Directors and thereby control the affairs and management of Orion.

RISKS RELATING TO SENIOR PREFERRED STOCK

       At September 30, 1997, the Company has outstanding approximately $16.9 million (including accrued dividends) of Orion Series A Preferred Stock and approximately $5.1 million (including accrued dividends) of Orion Series B Preferred Stock. Although the holders of the Senior Preferred Stock have agreed not to exercise any such mandatory redemption or repurchase rights while the Notes or the Debentures are outstanding, such holders have the right to require Orion to repurchase the shares of Common Stock received as a result of conversion of the Senior Preferred Stock upon, among other things, certain mergers, changes of control or sales of substantially all the assets of Orion at the pro rata interest of the holders of such stock in the consideration received or, in the case of certain fundamental changes, fair market value; and, beginning in June 1999 such holders have the right to require Orion to repurchase Senior Preferred Stock (and any Common Stock received upon the conversion thereof) at the fair market value (in the case of Common Stock) or liquidation value, including accrued and unpaid dividends (in the case of Senior Preferred Stock). In addition, the documents relating to the Senior Preferred Stock impose certain covenants on Orion, and failure to comply with those covenants could have an adverse effect on Orion.

LIMITATIONS ON PAYING DIVIDENDS ON COMMON STOCK

       Orion has never paid any cash dividends on its Common Stock and does not anticipate paying cash dividends in the foreseeable future. Orion is not permitted to pay dividends on the Common Stock as long as the Company's preferred stock is outstanding, subject to certain limited exceptions. In addition, the Notes indentures effectively prohibit the payment of cash dividends on the Common Stock for the foreseeable future.

POTENTIAL ADVERSE EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE

       There are approximately 28.4 million shares of Common Stock outstanding on a fully diluted basis. Orion's current stockholders (other than the Exchanging Partners, British Aerospace and Matra Marconi Space) hold approximately 15.7 million of these shares, all of which are freely transferable without restriction or further registration under the Securities Act, other than the 5.5 million shares held by "affiliates" of the Company, as that term is defined under the Securities Act (approximately 35% of which also are subject to restrictions on transfer under the Principal Stockholder Agreement with Loral). The shares held by affiliates are expected to be eligible for sale pursuant to Rule 144 under the Securities Act. The Exchanging Partners, as owners of the Series C Preferred Stock received in January 1997, and British Aerospace and Matra Marconi Space, as owners of the Debentures, beneficially own the remaining
11.4  million  of such  shares of  Common

Stock which will be issuable upon conversion of such securities. Apart from the 5,052,202 Offered Shares which will be freely tradeable once sold pursuant to the Registration Statement of which this Prospectus is a part, the remaining 6,579,199 shares of Common Stock issuable upon conversion of the Series C
Preferred Stock or the Debentures are deemed to be "restricted securities" as that term is defined in Rule 144. Although the Company is required to file certain additional shelf registration statements for the remaining shares of Common Stock issuable upon conversion of the Series C Preferred Stock and the Debentures, the Principal Stockholder Agreement with Loral presently restricts their transfer. No predictions can be made as to the effect, if any, that sales of Common Stock or the availability of additional shares of Common Stock for sale would have on the market price of such securities. Nevertheless, the foregoing could adversely affect the market prices of the Common Stock and the ability of the Company to raise equity financing.

ANTI-TAKEOVER AND OTHER PROVISIONS OF THE CERTIFICATE OF INCORPORATION

       Orion's Certificate of Incorporation includes provisions that may discourage or prevent certain types of transactions involving an actual or potential change in control of Orion, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices. In addition, the Board of Directors has the authority to fix the rights and preferences of and issue shares of preferred stock, which may have the effect of delaying or preventing a change in control of Orion without action by the stockholders. The staggered terms of the Company's Board of Directors could also discourage any potential acquirer. Orion's Certificate of Incorporation also permits the redemption of Common Stock from stockholders where necessary to protect Orion's regulatory licenses. In addition, any change of control of Orion is subject to the prior approval of the FCC.


                                  USE OF PROCEEDS

             All of the Offered Shares are being sold by the Selling Stockholders. All proceeds from the sale of the Offered Shares will be for the account of the Selling Stockholders. See "Selling Stockholders" and "Plan of Distribution." The Company will not receive any of the proceeds from sales of the Offered Shares. The Company will incur certain expenses in connection with the offering. Such expenses are estimated to be approximately $55,740. If the Company is required to update this Prospectus, it may incur additional expenses in excess of the amount estimated above.



                               SELLING STOCKHOLDERS

       Certain of the Offered Shares (4,030,627 shares) are issuable to certain of the Selling Stockholders upon conversion of shares of the Company's Series C Preferred Stock received by such Selling Stockholders in exchange for their limited partnership interests in the Company's subsidiary, Orion Atlantic, or as dividends on the Series C Preferred Stock (241,835 shares). Of the remaining 779,740 Offered Shares, (i) 65,455 shares were acquired by or are issuable to one of the Selling Stockholders in connection with the issuance by the Company of Common Stock on August 1, 1997 and proposed issuance on February 1, 1998, as interest payments on $10 million of the Company's Debentures and (ii) 714,285 shares are issuable to the same Selling Stockholder upon conversion of shares of the Debentures held by such Selling Stockholder. This Prospectus also relates to such indeterminate number of shares of the Common Stock which may become issuable to the Selling Stockholders pursuant to the antidilution provisions of the Series C Preferred Stock and Debentures. The Offered Shares represent approximately 17.8% of the total shares of Common Stock outstanding as of September 30, 1997 (assuming (i) the conversion as of such date of all Series C Preferred Stock or Debentures held by each such Selling Stockholder and (ii) the receipt of shares of Common Stock as dividends on the Series C Preferred Stock or as interest on the Debentures to which such Selling

Stockholders are entitled to through February 1, 1998). The registration of the Offered Shares does not necessarily mean that the Selling Stockholders will convert any of the Series C Preferred Stock or Debentures or offer or sell any of the Offered Shares. The Company may amend or supplement this Prospectus from time to time to disclose the names, relationships to the Company and holdings of Common Stock of additional Selling Stockholders (each of which will be a "Holder" under the Registration Rights Agreements described below) or to update the disclosure set forth herein.

       The following table sets forth, as of September 30, 1997, the name of each Selling Stockholder and the number of shares of Common Stock which each such Selling Stockholder owned as of such date (assuming (i) the conversion as of such date of all Series C Preferred Stock or Debentures held by each such Selling Stockholder and (ii) the receipt of shares of Common Stock as dividends on the Series C Preferred Stock or as interest on the Debentures to which such Selling Stockholders are entitled to through February 1, 1998). The table also sets forth the number of shares of Common Stock owned by each Selling Stockholder that may be offered for sale from time to time by this Prospectus and the number of shares of Common Stock to be held by each such Selling Stockholder, assuming the sale of all of the Offered Shares.


                           TOTAL NUMBERS    PERCENTAGE                   TOTAL NUMBER       PERCENTAGE OF
                             OF SHARES      OF SHARES                     OF SHARES             SHARES
                           BENEFICIALLY    BENEFICIALLY                  BENEFICIALLY        BENEFICIALLY
                            OWED AS OF     OWNED AS OF     NUMBER OF        OWNED               OWNED
                             THE DATE        THE DATE       SHARES       ASSUMING THE        ASSUMING THE
NAME OF SELLING               OF THIS        OF THIS        OFFERED     SALE OF ALL THE     SALE OF ALL THE
  STOCKHOLDER             PROSPECTUS (1)   PROSPECTUS (1)  HEREBY (1)    OFFERED SHARES      OFFERED SHARES
  -----------            ---------------   -------------- ------------  ---------------     ---------------

COM DEV Satellite           597,807           2.1%         579,425          18,282                 *
Communications Limited
Kingston                    679,308           2.4%         679,308              --                 *
Communications
International Limited
Lockheed Martin           1,436,054           5.0%       1,196,285         239,769                 *
Commercial Launch
Services, Inc.
MCN Sat US, Inc.            966,780           3.4%         966,780              --                 *
Matra Marconi Space UK      779,740           2.7%         779,740              --                 *
Limited
Trans-Atlantic Satellite,   850,664           3.0%         850,664              --                 *
Inc.

TOTAL                     5,310,353          18.7%       5,052,202         258,051                 *
                          ---------                     ----------         -------
*  Less than 1%

(1) Amount shown assumes (i) conversion of 100% of the Series C Preferred Stock held by each Selling Stockholder at a price of $17.50 per share of Common Stock,
(ii) receipt of approximately 3.4285 shares of Common Stock per share of Series C Preferred Stock as dividends on the Series C Preferred Stock, (iii) conversion of 100% of the Debentures held by a certain Selling Stockholder at a conversion rate of 71.42857 shares of Common Stock for each $1,000 principal amount of Debentures, and (iv) receipt of 65,455 shares of Common Stock as interest on the Debentures. The number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock is equal to the sum of (a) the number of shares of Common Stock computed by multiplying the number of shares of Series C Preferred Stock to be converted by $1,000, and dividing the result by the applicable
Conversion Price (as such term is used in the certificate of designations relating to the Series C Preferred Stock), initially $17.50, subject to adjustment, plus (b) the number of shares of Common Stock that would be payable if all accrued but unpaid dividends were declared and paid on the shares of the Series C Preferred Stock to be converted. The number of shares of Common Stock issuable upon conversion of the Debentures is equal to the sum of (a) the number of shares of Common Stock computed by dividing the principal amount of the Debentures to be converted by $1,000, and dividing the result by the applicable Conversion Rate (as such term is used in the debenture purchase agreement relating to the Debentures), initially 71.42857, subject to adjustment, plus (b) the number of shares of Common Stock that would be payable if all accrued but unpaid interest was paid on the shares of the Debentures to be converted.

       Certain of the Selling  Stockholders  are former limited  partners of the
Company's    subsidiary    Orion    Atlantic.     See    "The    Company--Recent
Developments--January 1997 Transactions--The

Exchange." The Company is or was a party to numerous agreements with one or more of the Selling Stockholders who are former limited partners, most of which were entered into in December 1991, and many of which terminated in connection with the Exchange. Another Selling Stockholder, Matra Marconi Space, is the present parent company of the prime contractor for Orion 1, and is the manufacturer under the Orion 2 satellite contract for the construction of Orion 2. Another Selling Stockholder, MCN Sat US, Inc. ("Matra"), is a subsidiary of Matra Hachette that is one of the parent companies of Matra Marconi Space. One of the Selling Stockholders, Kingston Communications International Limited, serves as a ground operations representative in the United Kingdom; an affiliate of Matra serves as a ground operations representative in France. The Selling Stockholders and the Company are also party to the registration rights agreements described below under "Plan of Distribution."



                               PLAN OF DISTRIBUTION

       Any of the Selling Stockholders named herein may from time to time, in one or more transactions, sell all or a portion of the Offered Shares on the Nasdaq National Market, in the over-the-counter market, on any other national securities exchange on which the Common Stock is listed or traded, in negotiated transactions, in underwritten transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The decision to convert the Series C Preferred Stock or Debentures into shares of Common Stock or to sell any Offered Shares is within the sole discretion of the holders thereof. There can be no assurance that any of the Series C Preferred Stock or Debentures will be converted or any of the Offered Shares will be sold by the Selling Stockholders. The offering price of the Offered Shares from time to time will be determined by the Selling Stockholders and, at the time of such determination, may be higher or lower than the market price of the Common Stock on the Nasdaq National Market.

       The Offered Shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The methods by which the Offered Shares may be sold include, but are not limited to, the following: (i) a block trade in which the broker-dealer so engaged will attempt to sell the Offered Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this Prospectus;
(iii) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (iv) an exchange distribution in accordance with the rules of the Nasdaq Stock Market; (v) privately negotiated transactions; and (vi) underwritten transactions. In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from a Selling Stockholder or from purchasers of Offered Shares for whom they may act as agents, and underwriters may sell Offered Shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The Selling Stockholders may also sell the Offered Shares in accordance with Rule 144 under the Securities Act. This Prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

       From time to time, the Selling Stockholders may engage in short sales, short sales against the box, puts and calls and other transactions in securities of the Company or derivatives thereof, and may sell and deliver the shares in connection therewith. From time to time, the Selling Stockholders may pledge their Offered Shares pursuant to the margin provisions of their respective customer agreements with their respective brokers or otherwise. Upon a default by a Selling Stockholder, the brokers or pledgees may offer and sell the pledged shares of Common Stock from time to time.

       Under agreements that may be entered into by the Company, underwriters, dealers and agents who participate in the distribution of Offered Shares may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. The Selling Stockholders and any underwriters, dealers or agents participating in the distribution of the Offered Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the Offered Shares by the Selling Stockholders and any commissions received by an such broker-dealers may be deemed to be underwriting commissions under the Securities Act.

       When a Selling Stockholder elects to make a particular offer of Offered Shares, a Prospectus Supplement, if required, will be distributed which will identify any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from such Selling Stockholder and any other required information.

       Under the registration rights agreements relating to the Offered Shares issuable in connection with the Series C Preferred Stock and the Debentures (the "Registration Rights Agreements"), the Company is required to maintain the effectiveness of the registration statement to which this Prospectus relates until January 31, 2002 (or such shorter period which will terminate when all of the Offered Shares have been sold). Under the terms of the Registration Rights Agreements and subject to the occurrence of certain events set forth therein (each a "Suspension Event"), the Company may determine that this Prospectus will not be usable by the Selling Stockholders for so long as a Suspension Event or its effect is continuing (but in no event to exceed 90 consecutive days). The Registration Rights Agreements also provide that, subject to certain conditions and limitations set forth therein, the Company may require the Selling Stockholders to refrain from any public sale or distribution of the Offered Shares issued in connection with the Series C Preferred Stock or Debentures or any securities convertible into the Company's Common Stock as may be required by the underwriters of Common Stock of the Company.

       In order to comply with the securities laws of certain states, if applicable, the Offered Shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the Offered Shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

       Pursuant to the Registration Rights Agreements, the Company has agreed to pay all costs and expenses incurred in connection with the registration under the Securities Act of the Offered Shares, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel and accountants for the Company, the fees and disbursements of one legal counsel to the Selling Stockholders and underwriter's fees and expenses, but excluding underwriting discounts and commissions and transfer taxes, if any, attributable to the sale of the Offered Shares. Such expenses are estimated to be approximately $55,740. If the Company is required to update this Prospectus, it may incur additional expenses in excess of the amount estimated above.

       Pursuant to the Registration Rights Agreements, the Company has agreed to indemnify each of the Selling Stockholders and their respective officers, directors and trustees and each person who controls (within the meaning of the Securities Act) such Selling Stockholder against certain losses, claims, damages, liabilities, costs and expenses arising under the securities laws in connection with this offering. Each of the Selling Stockholders has agreed to indemnify the Company, its officers and directors and each person who controls (within the meaning of the Securities Act) the Company against any losses, claims, damages, liabilities, costs and expenses arising under the securities laws in connection with this offering with respect to written information furnished to the Company by such Selling Stockholder.

                                      EXPERTS

       The consolidated financial statements of Orion Network Systems, Inc. at December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, appearing in the Orion Network Systems, Inc. Annual Report (Form 10-K and amendment thereto on Form 10-K/A) for the year ended December 31, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                                   LEGAL MATTERS

       Certain legal matters in connection with the Common Stock offered hereby are being passed upon for the Company by Hogan & Hartson L.L.P., Washington, D.C., counsel for the Company.


                               AVAILABLE INFORMATION

       The Company is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected at the Public Reference Section maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and the following regional offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed rates or in certain cases by accessing the Commission's World Wide Web site at http://www.sec.gov. In addition, the Company's Common Stock is listed on the Nasdaq National Market (Symbol: ONSI), and such reports, proxy statements and other information concerning the Company also can be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

       The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement"), of which this Prospectus is a part, under the Securities Act, with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Common Stock, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

       No person has been authorized to given any information or make any representations not contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any underwriter, dealer or agent. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the Common Stock offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. This Prospectus does not constitute an offer to sell or a solicitation to buy any securities other than those to which it relates. Neither the delivery of this Prospectus nor any sale of or offer to sell the Common Stock offered hereby shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof or that the information herein is correct as of any time subsequent to its date.


                  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       The  documents  listed  below  have been filed by the  Company  (File No.
000-22085) under the Exchange Act with the Commission and are incorporated herein by reference:

    1. The Company's Current Report on Form 8-K dated October 9, 1997, reporting the execution of the Merger Agreement.

    2. The Company's Annual Report on Form 10-K for the year ended December 31, 1996 and amendment thereto on Form 10-K/A dated June 25, 1997.

    3. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997.

    4. The Company's definitive proxy statement on Schedule 14A filed with the Commission on April 22, 1997, with respect to the Company's annual meeting of stockholders held on May 22, 1997.

    5. The Company's Current Report on Form 8-K dated February 14, 1997, reporting consummation of the Exchange, and Current Report on Form 8-K dated March 26, 1997, reporting consummation of the acquisition of Orion Europe.

    6. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-B filed with the Commission on January 31, 1997, pursuant to Section 12(g) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

       All documents filed subsequent to the date of this Prospectus pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to termination of the offering of the Common Stock to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of filing of such document.

       Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that it is modified or superseded by a statement contained (i) in this Prospectus (i.e. where a statement herein modifies or supersedes a statement in a previously filed document incorporated or deemed to be incorporated by reference herein), (ii) in any accompanying Prospectus Supplement relating to a specific offering of Common Stock or (iii) in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any accompanying Prospectus Supplement. Subject to the foregoing, all information appearing in this Prospectus and each accompanying Prospectus Supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

       The Company will provide upon written or oral request without charge to each person to whom a copy of this Prospectus is delivered, including beneficial owners, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Written requests for such copies should be addressed to Richard H. Shay, Esq., the Company's General Counsel, at 2440 Research Boulevard, Rockville, Maryland 20850, telephone number
(301) 258-8101.


                            FORWARD-LOOKING STATEMENTS

             Information  set  forth in this  Prospectus,  including  under  the caption "Risk Factors," and incorporated by reference herein contains various "forward-looking statements" within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act, which statements represent Orion's reasonable judgment concerning the future and are subject to risks and uncertainties that could cause Orion's actual operating results and financial position to differ materially. Such forward-looking statements include the following: Orion's projections regarding the continuation of operating losses and net cash flow deficits; Orion's belief and the judgments of its independent engineering consultant, Telesat Canada, regarding the expected performance of the Orion 1 satellite over its useful life, and the effect of such performance on Orion's business; Orion's expectations regarding the period for construction and launch of Orion 2 and Orion 3; Orion's belief that it can overcome uncertainties relating to Orion 2 and Orion 3; Orion's expectations regarding receipt of regulatory approvals, coordination of orbital slots and avoidance of possible interference; Orion's beliefs regarding existing and future regulatory requirements, its ability to comply with such requirements and the effect of such requirements on its business; Orion's belief that it can overcome uncertainties relating to Orion 2 and Orion 3; Orion's expectations regarding receipt of regulatory approvals, coordination of orbital slots and avoidance of possible interference; Orion's beliefs regarding existing and future regulatory requirements, its ability to comply with such requirements and the effect of such requirements on its business; Orion's beliefs regarding the competitive advantages of satellites and of Orion's satellites, strategies and services in particular, both in general and as compared to other providers of services or transmission capacity and other services presently offered or which may be offered in the future; Orion's expectations regarding the growth in telecommunications and the demand for telecommunications services; Orion's beliefs regarding the demand for or attractiveness of Orion's services; Orion's beliefs regarding technological advances and their effect on telecommunications services or demand therefor; Orion's beliefs regarding availability of net operating loss carryforwards; Orion's beliefs regarding its representatives and distributors; Orion's intention not to pay any dividend on the Common Stock in the foreseeable future; Orion's belief that any liability that might be incurred by Orion upon the resolution of certain existing or future legal proceedings not having a material adverse effect on the consolidated financial condition or results of operations of Orion; and the adoption of new accounting releases not being material to its financial condition or results of operations.

       Orion cautions that the above statements are further qualified by important factors that could cause Orion's actual results to differ materially from those in the forward-looking statements. Such factors include, without limitation, those set forth in this Prospectus under "Risk Factors" and the following: no assurances regarding the business plan; Orion's history of losses and expectation of future losses; the substantial financial risks and financing requirements; substantial leverage and limits on Orion's ability to raise additional funds; risks of satellite loss or reduced performance; launch of Orion 2 and Orion 3 being subject to significant uncertainties; potential adverse effects of competition; no assurances regarding approvals needed, current or future regulation of the telecommunications industry; no assurances regarding technological changes; risks of conducting international business;
dependence of Orion on key personnel; control of Orion by principal stockholders; risks relating to senior preferred stock; limits on paying dividends on Orion common stock; and anti-takeover and other provisions of the Certificate of Incorporation. See "Risk Factors."

                                      PART II

                      INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM  14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

       The following table sets forth the various expenses in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts except the SEC Registration Fee are estimated.

SEC Registration Fee                    $  25,740
Blue Sky Fees and Expenses                  3,000
Accounting Fees and Expenses               15,000
Legal Fees and Expenses                    10,000
Printing and Engraving Expenses             2,000
                                        ---------
        Total                           $  55,740
                                        =========


ITEM  15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

       Orion's Certificate of Incorporation provides that its directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. In accordance with the requirements of Delaware law, as amended, the Certificate of Incorporation provide that the Company's directors would remain subject to liability for monetary damages (i) for any breach of their duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law, (iii) under Section 174 of the Delaware Code for approval of an unlawful dividend or an unlawful stock purchase or redemption and (iv) for any transaction from which the director derived an improper personal benefit. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

       Orion's Certificate of Incorporation also provides that, except as expressly prohibited by law, Orion shall indemnify any person who was or is a party (or threatened to be made a party) to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director or officer of Orion (or is or was serving at the request of Orion as a director or officer of another enterprise), against expenses, liabilities and losses (including attorney's fees), judgments, fines and amounts paid or to be paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and a manner such person reasonably believed to be in or not opposed to the best interests of Orion, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Such indemnification shall not be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Orion unless (and only to the extent that) the Delaware Court of Chancery or the court in which such action or suit was brought determines that, in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity.

       The Company has agreed to indemnify each of the Selling Stockholders and their respective officers, directors and trustees and each person who controls (within the meaning of the Securities Act) such Selling Stockholder against certain losses, claims, damages, liabilities, costs and expenses arising under the securities laws in connection with this offering. Each of the Selling Stockholders has agreed to indemnify the Company, its officers and directors and each person who controls (within the meaning of the Securities Act) the Company against any losses, claims, damages, liabilities, costs and expenses arising under the securities laws in connection with this offering with respect to written information furnished to the Company by such Selling Stockholder.

ITEM  16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

       (A)  EXHIBITS.

EXHIBIT
NUMBER       EXHIBIT DESCRIPTION
-------      -------------------

3.1          Restated  Certificate of Incorporation of Orion Network Systems,  Inc.
             (Incorporated  by  reference  to exhibit  number  3.1 in  Registration
             Statement on Form 8-B filed with the Commission on January 31, 1997).

3.2          Amended  and  Restated   Bylaws  of  Orion   Network   Systems,   Inc.
             (Incorporated  by  reference  to exhibit  number  3.2 in  Registration
             Statement on Form 8-B filed with the Commission on January 31, 1997).

3.3          Certificate  of Amendment of  Certificate  of  Incorporation  of Orion
             Network  Systems,  Inc.  (Incorporated  by reference to exhibit number
             3.1 in Registration Statement No. 333-32457 on Form S-8).

4.1 Form of Common Stock Certificate of Orion. (Incorporated by reference to exhibit number 4.5 in Registration Statement No.
             333-19795 on Form S-4).

5.1          Opinion of Hogan & Hartson L.L.P.

21.1 List of subsidiaries of Orion Network Systems, Inc. (Incorporated by reference to exhibit number 21.1 in Registration Statement No.
             333-32457 on Form S-8).

23.1         Consent of Ernst & Young LLP.

23.2         Consent  of Hogan & Hartson  L.L.P.  (included  in the  legal  opinion filed as Exhibit 5.1 hereto).

24.1         Power of Attorney (included on signature page).

       (B)  FINANCIAL STATEMENT SCHEDULES.

       Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the items incorporated herein by reference.

ITEM  17.  UNDERTAKINGS

       The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

provided, however, that subparagraphs (i) and (ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       The undersigned registrant further undertakes that:

       For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by Registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

       For the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the Common Stock offered therein, and the offering of such Common Stock at that time shall be deemed to be the initial bona fide offering thereof.

       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland on the 4th day of November, 1997.

                                      ORION NETWORK SYSTEMS, INC.



                                      BY:   /s/ W. Neil
                                      Bauer___________________
                                          W. Neil Bauer
                                          President and Chief Executive Officer


                                POWER OF ATTORNEY

             Know  all  Men  by  These  Presents,  that  each  individual  whose signature appears below constitutes and appoints John G. Puente, W. Neil Bauer and David J. Frear, and each of them, his true and lawful attorney-in-fact and agent, with power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any and all registration statements relating to the registration of additional shares of Common Stock issuable (i) upon conversion of the Company's Series C 6% Cumulative Redeemable Convertible Preferred Stock (the "Series C Preferred Stock"), (ii) as dividends on the Series C Preferred Stock, (iii) upon conversion of shares of the Company's convertible junior subordinated debentures (the "Debentures"), or (iv) as interest payments on the Debentures (which registration statements may constitute amendments to this Registration Statement) pursuant to the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

             Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


            Signature                      Title                     Date

        /s/ W. Neil Bauer               Chief Executive        November 4, 1997
--------------------------------     Officer and Director
    W. Neil Bauer, President     (Principal Executive Officer)



       /s/ David J. Frear               Chief Financial        November 4, 1997
--------------------------------     Officer and Treasurer
 David J. Frear, Vice President  (Principal Financial Officer
                               and Principal Accounting Officer)

      /s/ Gustave M. Hauser              Director              November  4, 1997
--------------------------------
   Gustave M. Hauser, Chairman


       /s/ John V. Saeman                Director              November 4, 1997
--------------------------------
         John V. Saeman


       /s/ John G. Puente                Director              November 4, 1997
--------------------------------
         John G. Puente


      /s/ Richard J. Brekka              Director              November 4, 1997
--------------------------------
        Richard J. Brekka


    /s/ Warren B. French, Jr.            Director              November 4, 1997
--------------------------------
      Warren B. French, Jr.


       /s/ Sidney S. Kahn                Director              November 4, 1997
--------------------------------
         Sidney S. Kahn


                                         Director              _______ __, 1997
--------------------------------
         W. Anthony Rice


     /s/ Robert M. Van Degna             Director              November 4, 1997
--------------------------------
       Robert M. Van Degna


       /s/ Barry Horowitz                Director              November 4, 1997
--------------------------------
         Barry Horowitz